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                                                                    EXHIBIT 4.16

                      JOINT AND SEVERAL INDEMNITY AGREEMENT

            AGREEMENT dated as of_____, 2001 by and between James Hardie Industries N.V., a corporation formed under the laws of The Netherlands (the "Corporation"), and James Hardie Inc., a corporation formed under the laws of the State of Nevada ("Inc" and together with the Corporation, the "Indemnitors") on the one hand, and __________ (the "Indemnitee"), on the other.

                                    RECITALS

            The Indemnitee is, or is willing to become, a director and/or officer of the Corporation, Inc and/or an Affiliate Indemnitee (as hereinafter defined). Each of the Indemnitors and the Indemnitee recognize the increased risk of litigation and other claims being asserted against directors and officers of public companies in today's environment.

            The Articles of Association of the Corporation and the Articles of Incorporation and Bylaws of Inc (collectively, the "Charter Documents") permit the Indemnitors to indemnify their respective directors and officers as currently provided therein. The Charter Documents permit the Indemnitors to purchase and maintain insurance or to furnish similar protection or make other arrangements (any such insurance, protection or arrangement, an "Indemnification Arrangement") on behalf of the Indemnitee against personal liability (including, but not limited to, providing for Advanced Amounts as hereinafter defined) asserted against him or incurred by or on behalf of him in such capacity as a director or officer of such Indemnitor or as an Affiliate Indemnitee, or arising out of his status as such, whether or not such Indemnitor would have the power to indemnify him against such liability under the provisions of this Agreement or under applicable law, including Title 7 of the Nevada Revised Statutes (hereinafter the Nevada General Corporation Law or the "NGCL"), as it may then be in effect.

            In part to provide the Indemnitee with specific contractual assurance of substantial protection against personal liability (regardless of, among other things, any amendment to or revocation of the aforementioned provisions of any of the Indemnitor's Charter Documents or any change in the composition of such Indemnitor's Board of Directors or control of such Indemnitor), each of the Indemnitors desires to enter into this Agreement. The NGCL expressly recognizes that the indemnification provisions of the NGCL are not exclusive of any other rights to which a person seeking indemnification may be entitled under the Charter Documents, or an agreement providing for indemnification, or a resolution of stockholders or directors, or otherwise, and the Charter Documents of the Indemnitors expressly recognize that the indemnification provisions of the Charter Documents shall not be deemed exclusive of, and shall not affect, any other rights to which a person seeking indemnification may be entitled under any agreement, and this Agreement is being entered into pursuant to the Charter Documents, as permitted by applicable law, and has been authorized by the stockholders of the Indemnitors.

            In order to induce the Indemnitee to serve as a director and/or officer of the Corporation and/or Inc and in consideration of the Indemnitee's so serving, each of the

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Indemnitors desires jointly and severally to hold harmless and indemnify the
Indemnitee and to make arrangements pursuant to which the Indemnitee may be advanced or reimbursed expenses incurred by the Indemnitee in certain proceedings, in every case to the fullest extent authorized or permitted by the NGCL, or any other applicable law, or by any amendment thereof or other statutory provisions authorizing or permitting such indemnification which are adopted after the date hereof (but, in the case of any such amendment, only to the extent that such amendment permits the Indemnitor to provide broader indemnification rights than the NGCL, or other applicable law, permitted such Indemnitor to provide prior to such amendment).

            NOW, THEREFORE, in consideration of the foregoing recitals and of the Indemnitee's willingness to serve the Corporation and/or Inc as a director and/or officer, the parties agree as follows:

            1. Indemnification. (a) To the fullest extent allowed by law, each of the Indemnitors, jointly and severally, shall hold harmless and indemnify the Indemnitee, his executors, administrators or assigns against any and all expenses, liabilities and losses (including, without limitation, investigation expenses, expert witnesses' and attorneys' fees and expenses, judgments, penalties, fines, amounts paid or to be paid in settlement, any interest, assessments, or other charges imposed thereon and any federal, state, local or foreign taxes imposed as a result of actual or deemed receipt of any payment hereunder) actually incurred by the Indemnitee (net of any related insurance proceeds or other amounts received by the Indemnitee or paid by or on behalf of an Indemnitor on the Indemnitee's behalf in compensation of such expenses, liabilities or losses) in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative or in arbitration, to which the Indemnitee is a party or participant or is threatened to be made a party or participant (a "Proceeding"), as a plaintiff, defendant, respondent, witness or otherwise, based upon, arising from, relating to or by reason of the fact that the Indemnitee: (a) is, was, shall be or shall have been a director and/or officer of an Indemnitor or (b) is or was serving, shall serve, or shall have served at the request of an Indemnitor as a director, officer, partner, trustee, fiduciary, employee or agent ("Affiliate Indemnitee") of another foreign or domestic corporation or non-profit corporation, cooperative, partnership, joint venture, trust, employee benefit plan, or other incorporated or unincorporated enterprise (each, a "Company Affiliate"); or arising from or relating to any action or omission to act taken by the Indemnitee in any of the foregoing capacities; provided, however, that, except as provided in Section 9(b) hereof, an Indemnitor shall indemnify the Indemnitee in connection with a Proceeding initiated by the Indemnitee only if such proceeding (or part thereof) was authorized by a two-thirds vote of the Board of Directors of such Indemnitor.

            (b) The Indemnitee shall be presumed to be entitled to such indemnification under this Agreement upon submission of a written claim pursuant to Section 4 hereof. Thereafter, the Indemnitors shall have the burden of proof to overcome the presumption that the Indemnitee is so entitled. Such presumption shall only be overcome by a judgment or other final adjudication, after all appeals and all time for appeals has expired ("Final Determination"), which is adverse to the Indemnitee and which establishes (i) that his acts were committed in bad faith, or were the result of active and deliberate dishonesty or

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willful fraud or illegality, and were material to the cause of action so adjudicated or (ii) that the Indemnitee in fact personally gained a financial profit or other advantage to which he was not legally entitled. If the Indemnitee is not wholly successful in any Proceeding but is successful on the merits or otherwise as to one or more but less than all claims, issues or matters in such Proceeding the Indemnitors agree, jointly and severally, to indemnify the Indemnitee to the maximum extent permitted by law against all losses and expenses incurred by the Indemnitee in connection with each successfully resolved claim, issue or matter. Neither the failure of any of the Indemnitors (including their respective Boards of Directors, legal counsel or stockholders) to have made a determination prior to the commencement of such Proceeding that indemnification of the Indemnitee is proper in the circumstances because such person has met the applicable standard of conduct, nor an actual determination by such Indemnitor (including its Board of Directors, its legal counsel or its stockholders) that the Indemnitee has not met the applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The purchase, establishment or maintenance of any Indemnification Arrangement shall not in any way diminish, restrict, limit or adversely affect the rights and obligations of any of the Indemnitors or of the Indemnitee under this Agreement, except as expressly provided herein, and the execution and delivery of this Agreement by the Indemnitors and the Indemnitee shall not in any way diminish, restrict, limit or adversely affect the Indemnitee's right to indemnification from the Indemnitors or any other party or parties under any other Indemnification Arrangement, the Charter Documents of any of the Indemnitors, or applicable law.

            2. Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or on behalf of an Indemnitor or any affiliate of an Indemnitor against the Indemnitee, Indemnitee's spouse, heirs, executors, or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, or such longer period as may be required by applicable law under the circumstances. Any claim or cause of action of the Indemnitor or its affiliate shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action the shorter period shall govern.

            3. Insurance. Subject only to the provisions of this Section 3, as long as the Indemnitee shall continue to serve as a director and/or officer of an Indemnitor (or shall continue at the request of an Indemnitor to serve as an Affiliate Indemnitee) and, thereafter, as long as the Indemnitee shall be subject to any possible Proceeding by reason of the fact that the Indemnitee was a director and/or officer of an Indemnitor (or served in any of said other capacities), at least one of the Indemnitors shall use its best efforts to purchase and maintain in effect for the benefit of the Indemnitee one or more valid, binding and enforceable policies of directors' and officers' liability insurance (or maintain an appropriate self-insurance program) providing adequate liability coverage for the Indemnitee's acts as a director and/or officer of an Indemnitor or as an Affiliate Indemnitee ("D&O Insurance"). The Indemnitors shall promptly notify the Indemnitee of any lapse, amendment or failure to renew said policy or policies or any provision thereof relating to the extent or nature of coverage provided thereunder. In the event the Indemnitors do not purchase or maintain in effect said policy or policies of D&O Insurance pursuant to the provisions of this Section 3,

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the Indemnitors shall, in addition to and not in limitation of the other rights granted the Indemnitee under this Agreement, hold harmless and indemnify the Indemnitee to the full extent of coverage which would otherwise have been provided for the benefit of the Indemnitee pursuant to the D&O Insurance.

            4. Claims for Payments. The Indemnitee shall have the right to receive from the Indemnitors on demand or, at his option, to have any of the Indemnitors pay promptly on his behalf, in advance of a Final Determination of a Proceeding, all amounts payable by the Indemnitors pursuant to the terms of this Agreement as corresponding amounts are expended or incurred by the Indemnitee in connection with any Proceeding or otherwise (such amounts so expended or incurred being referred to as "Advanced Amounts") In making any claim for payment by the Indemnitors of any amount, including any Advanced Amount, pursuant to this Agreement, the Indemnitee shall submit to the Indemnitors a written request for payment (a "Claim") which includes a schedule setting forth in reasonable detail the dollar amount expended (or incurred or expected to be expended or incurred). Each item on such schedule shall be supported by the bill, agreement, or other documentation relating thereto, a copy of which shall be appended to the schedule as an exhibit.

            Where the Indemnitee is requesting Advanced Amounts, the Indemnitee must also provide an undertaking to repay such Advanced Amounts if a Final Determination is made that the Indemnitee is not entitled to indemnification hereunder.

            5. Section 16(b) Liability. No Indemnitor shall be liable under this Agreement to make any payment in connection with any claim made against the Indemnitee for an accounting of profits made from the purchase or sale by the Indemnitee of securities of an Indemnitor within the meaning of Section 16(b) of the Securities Exchange Act of 1934, and amendments thereto, or similar provisions of any state statutory law or common law.

            6. Continuation of Indemnity. All agreements and obligations of the Indemnitors contained herein shall continue during the period the Indemnitee is a director and/or officer of an Indemnitor (or is serving at the request of an Indemnitor as an Affiliate Indemnitee) and shall continue thereafter so long as the Indemnitee shall be subject to any possible Proceeding by reason of the fact that the Indemnitee was a director or officer of an Indemnitor or served as such an Affiliate Indemnitee.

            7. Successors: Binding Agreement. This Agreement shall be binding on, and shall inure to the benefit of and be enforceable by, each of the Indemnitor's successors and assigns and by the Indemnitee's personal or legal representatives, executors, administrators, successors, heirs, distributees, divisees and legatees. Each Indemnitor shall require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of such Indemnitor expressly to assume and agree in writing to perform this Agreement in the same manner and to the same extent that such Indemnitor would be required to perform if no such succession or assignment had taken place.

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            8. Notification and Defense of Claim. Promptly after receipt by the
Indemnitee of notice of the commencement of any Proceeding, the Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under this Agreement, notify such Indemnitor of the commencement thereof, but the failure to so notify such Indemnitor will not relieve the Indemnitors from any liability which it may have to the Indemnitee (except to the extent that the Indemnitors are prejudiced by such failure). With respect to any such
Proceeding:

            (i) Each Indemnitor shall be entitled to participate therein at its own expense;

            (ii) Except with prior written consent of the Indemnitee, the Indemnitors shall not be entitled to assume the defense of any Proceeding;

            (iii) No Indemnitor shall settle any Proceeding in any manner which would impose any penalty or limitation on the Indemnitee without the Indemnitee's prior written consent (not to be unreasonably withheld or delayed); and

            (iv) The Indemnitee shall not settle any Proceeding without the Indemnitors' prior written consent (not to be unreasonably withheld or delayed).

            9. Enforcement. (a) Each Indemnitor has entered into this Agreement and assumed the obligations imposed on such Indemnitor hereby in order to induce the Indemnitee to act as a director and/or officer of the Corporation and/or Inc or as an Affiliate Indemnitee and acknowledges that the Indemnitee is relying upon this Agreement in agreeing to serve or continuing in such capacity.

            (b) All expenses incurred by the Indemnitee in connection with the preparation and submission of the Indemnitee's request for indemnification hereunder shall be borne, jointly and severally, by the Indemnitors. In the event the Indemnitee has requested payment of any amount under this Agreement or under the D&O Insurance and has not received payment thereof within thirty (30) days of such request, the Indemnitee may bring any action to enforce his rights or such collect moneys due, and, if the Indemnitee is successful in such action, the Indemnitors shall reimburse the Indemnitee for all of the Indemnitee's fees and expenses in bringing and pursuing such action. If it is determined that the Indemnitee is entitled to indemnification for part (but not all) of the indemnification so requested, or is entitled to part (but not all) of the amounts claimed under the D&O Insurance, such fees and expenses shall be reasonably prorated. The Indemnitee shall be entitled to the advancement of such amounts to the full extent contemplated by Section 4 hereof in connection with such Proceeding.

            10. Contribution. If the indemnification provided for herein in respect of any expense, liability or loss incurred by Indemnitee in connection with any Proceeding is finally determined by a court of competent jurisdiction to be prohibited by applicable law, then the Indemnitors, in lieu of indemnifying Indemnitee, shall contribute to the amount paid or payable by Indemnitee as a result of such expense, liability or loss in such proportion as is appropriate to reflect (i) the relative benefits received by the Indemnitors on the one hand

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and Indemnitee on the other hand from the events, circumstances, conditions, happenings, actions or transactions from which such Proceeding arose, (ii) the relative fault of the Indemnitors (including their affiliates) on the one hand and of Indemnitee on the other hand in connection with the events, circumstances and happenings which resulted in such expense, liability or loss (such relative fault to be determined by reference to, among other things, the parties relative intent, knowledge, access to information and opportunity to correct or prevent the events, circumstances and/or happenings resulting in such expense, liability or loss), and (iii) any other relevant equitable considerations, it being agreed that it would not be just and equitable if such contribution were determined by pro rata or other method of allocation which does not take into account the foregoing equitable considerations.

            11. Separability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever,
(i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any sections or subsections of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not by themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of any section or subsections of this Agreement containing any such provisions held to be invalid, illegal or unenforceable shall be construed so as to give effect to the intent of the parties that the Indemnitors (or any of them) provide protection to the Indemnitee to the fullest extent enforceable.

            12. Subrogation. In the event of payment under this Agreement, the Indemnitors shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights.

            13. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by the Indemnitee and an officer of each of the Indemnitors designated by the Board of Directors of such Indemnitor. No waiver by either party at any time of any breach by the other party of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Nevada, without giving effect to the principles of conflicts of laws thereof.

            14. Notices. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand against a receipt therefor, received by facsimile, or five days after being mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

            If to the Indemnitee:       ________________________________
                                        c/o James Hardie Industries N.V.
                                        26300 La Alameda, Suite 100

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                                               Mission Viejo, CA 92691
                                               Facsimile No.: 949-367-1294

            If to the Corporation:             James Hardie Industries N.V.
                                               c/o De Brauw Blackstone Westbroek
                                               Tripolis 300
                                               Burgerweeshuispad 301
                                               P.O. Box 75084
                                               1070 AB Amsterdam
                                               The Netherlands
                                               Facsimile No.: 31-20-577-1721
                                               Attn: Martin van Olffen

            With a copy to:                    Gibson, Dunn & Crutcher
                                               Jamboree Center
                                               4 Park Plaza
                                               Irvine, CA 92714-8557
                                               Facsimile No.: 949-451-4220
                                               Attn: Mark W. Shurtleff

            If to Inc:                         James Hardie Inc.
                                               26300 La Alameda
                                               Suite 250
                                               Mission Viejo, CA 92691
                                               Facsimile No.: 949-367-1294
                                               Attn: Peter Macdonald

            With a copy to:                    Gibson, Dunn & Crutcher
                                               Jamboree Center
                                               4 Park Plaza
                                               Irvine, CA 92714-8557
                                               Facsimile No.: 949-451-4220
                                               Attn: Mark W. Shurtleff

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

            15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

            16. Effectiveness. This Agreement shall be effective as of the day and year first above written, and shall apply to any Proceedings relating to matters which occurred prior to such date.

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'
            IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day and year first above written.

                                        JAMES HARDIE INDUSTRIES N.V.

                                        By:    _________________________________
                                               Name: Don E. Cameron
                                               Title: Managing Director

                                        JAMES HARDIE INC.

                                        By:    _________________________________
                                               Name:
                                               Title:

                                        INDEMNITEE

                                        By:    _________________________________
                                               Name:

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